Exhibit 99.1

RPC, Inc. Reports Second Quarter 2022 Financial Results

•	Net income of $46.9 million compared to $15.1 million in the first quarter of 2022
•	EBITDA of $80.6 million compared to $43.0 million in the first quarter of 2022[1]
•	Quarterly dividend reinstated at $0.02 per share

ATLANTA, July 27, 2022 - RPC, Inc. (NYSE: RES) today announced its unaudited results for the second quarter ended June 30, 2022. RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States and in selected international markets.

For the quarter ended June 30, 2022, RPC generated revenues of $375.5 million, an increase of 31.9 percent compared to $284.6 million in the first quarter of 2022, due to higher customer activity levels and pricing improvements. Operating profit for the second quarter of 2022 was $60.4 million compared to an operating profit of $23.0 million in the prior quarter. Net income for the second quarter of 2022 was $46.9 million, or $0.22 diluted earnings per share, compared to net income of $15.1 million, or $0.07 diluted earnings per share, in the prior quarter. Earnings before interest, taxes, depreciation and amortization (EBITDA) for the second quarter of 2022 was $80.6 million, an increase of 87.4 percent, compared to $43.0 million in the prior quarter.1

Cost of revenues during the second quarter of 2022 was $260.9 million, or 69.5 percent of revenues, compared to $208.8 million, or 73.4 percent of revenues, during the prior quarter. Cost of revenues increased primarily due to increases in expenses consistent with higher activity levels, such as materials and supplies expenses, maintenance and repairs expenses, employment costs and fuel costs. Cost of revenues as a percentage of revenues decreased due to the leverage of direct employment costs over higher revenues coupled with improved pricing for RPC’s services.

Selling, general and administrative expenses were relatively unchanged at $35.9 million in the second quarter of 2022 compared to $36.2 million in the prior quarter. Selling, general and administrative expenses were 9.6 percent of revenues in the second quarter of 2022, a decrease compared to 12.7 percent of revenues in the prior quarter. Depreciation and amortization was $20.1 million in the second quarter of 2022 compared to $19.5 million in the prior quarter.

For the six months ended June 30, 2022, revenues increased 77.8 percent to $660.1 million compared to $371.4 million for the same period last year. Net income for the six-month period was $62.0 million, or $0.29 diluted earnings per share, compared to a net loss of $10.4 million, or $0.05 loss per share, in the same period last year.

1 EBITDA is a financial measure which does not conform to GAAP. Additional disclosure regarding this non-GAAP financial measure and its reconciliation to net income or net loss, the nearest GAAP financial measures, are disclosed in Appendix A to this press release.

Second Quarter 2022 Earnings Release

Discussion of Year-Over-Year Quarterly Financial Results

RPC’s revenues for the quarter ended June 30, 2022 increased by $186.8 million, or 98.9 percent, compared to the second quarter of the prior year due to improved pricing, higher customer activity levels and a larger fleet of active pressure pumping equipment. Cost of revenues during the second quarter of 2022 increased by $115.1 million compared to the second quarter of 2021. As a percentage of revenues, cost of revenues decreased to 69.5 percent in the second quarter of 2022 from 77.2 percent in the second quarter of 2021 because of improved pricing for our services and leverage of direct costs over higher revenues. Selling, general and administrative expenses increased by $6.5 million in the second quarter of 2022 compared to the second quarter of the prior year primarily due to increases in incentive costs consistent with improved profitability. RPC’s operating profit in the second quarter of 2022 was $60.4 million, compared to an operating loss of $1.2 million in the second quarter of 2021. Net income for the second quarter of 2022 was $46.9 million compared to a net loss of $726 thousand in the second quarter of 2021. EBITDA for the second quarter of 2022 was $80.6 million compared to $17.3 million in the second quarter of 2021.1

Rig Count and Commodity Price Statistics

The average U.S. domestic rig count during the second quarter of 2022 was 719, a 13.1 percent increase compared to the first quarter of 2022 and a 58.7 percent increase compared to the same period in 2021. The average price of oil during the second quarter of 2022 was $109.00 per barrel, a 14.7 percent increase compared to the first quarter of 2022 and a 63.7 percent increase compared to the same period in 2021. The average price of natural gas during the second quarter of 2022 was $7.49 per Mcf, a 60.0 percent increase compared to the first quarter of 2022, and a 151.3 percent increase compared to the same period in 2021.

Management Commentary

“RPC’s second quarter financial results improved significantly as commodity prices and strong industry fundamentals encouraged our customers to increase their drilling and completion activities. These increased activities, coupled with an undersupply of oilfield equipment and crews, allowed us to improve our utilization and pricing and generate strong financial results,” stated Ben M. Palmer, RPC’s President and Chief Executive Officer. “As we enter the third quarter, market dynamics remain strong and we expect continued high demand for our services.

“During the second quarter we reactivated a pressure pumping fleet, at minimal cost, which is now being utilized as the third quarter begins.  Given our favorable view of the intermediate-term operating environment and high equipment utilization, we are allocating capital to maintain the capacity of our pressure pumping fleet to offset future fleet retirements.  RPC is currently refurbishing an existing fleet that will be placed in service in early 2023 and has ordered a pressure pumping fleet expected to be delivered in the first half of 2023. We are pleased that RPC has the financial strength to make these investments and are confident in our ability to generate strong cash flows.

“Consistent with RPC’s ongoing commitment to its shareholders, yesterday the Board of Directors declared the Company’s first regular quarterly dividend since 2019. This $0.02 per share dividend is discussed in more detail in a separate press release issued this morning,” concluded Palmer.

Second Quarter 2022 Earnings Release

Summary of Segment Operating Performance

RPC manages two operating segments – Technical Services and Support Services.

Technical Services includes RPC’s oilfield service lines that utilize people and equipment to perform value-added completion, production and maintenance services directly to a customer’s well. These services are generally directed toward improving the flow of oil and natural gas from producing formations or to address well control issues. The Technical Services segment includes pressure pumping, downhole tools and services, coiled tubing, nitrogen, hydraulic workover services, surface pressure control equipment, well control, and fishing tool operations.

Support Services includes RPC’s oilfield service lines that provide equipment for customer use or services to assist customer operations. The equipment and services offered include rental of tubulars and related tools, pipe inspection and storage services, and oilfield training services.

Technical Services second quarter 2022 revenues increased by 33.7 percent compared to the prior quarter and by 102.2 percent compared to the same period of the prior year. Technical Services generated an operating profit of $59.8 million in the second quarter of 2022 compared to an operating profit of $21.8 million in the prior quarter and an operating profit of $1.4 million in the second quarter of the prior year. The sequential and year-over-year improvements in Technical Services operating results were driven by higher customer activity levels, improved pricing and a larger fleet of active pressure pumping equipment.

Support Services revenues increased by 6.2 percent during the second quarter of 2022 compared to the prior quarter and by 53.5 percent compared to the same period of the prior year. This increase was due to higher activity levels and improved pricing within rental tools. Support Services generated an operating profit of $3.3 million in the second quarter of 2022 compared to an operating profit of $2.8 million in the prior quarter and an operating loss of $2.4 million in the same period of the prior year.

(in thousands)	Three Months Ended			Six Months Ended June 30,
	June 30,	March 31,	June 30,
	2022	2022	2021	2022	2021
Revenues:
Technical Services	$356,103	$266,349	$176,119	$622,452	$348,760
Support Services	19,404	18,275	12,638	37,679	22,607
Total revenues	$375,507	$284,624	$188,757	$660,131	$371,367
Operating profit (loss):
Technical Services	$59,827	$21,811	$1,429	$81,638	$(4,334)
Support Services	3,334	2,780	(2,402)	6,114	(5,298)
Corporate expenses	(4,544)	(4,510)	(3,358)	(9,054)	(6,680)
Gain on disposition of assets, net	1,798	2,954	3,111	4,752	4,571
Total operating profit (loss)	$60,415	$23,035	$(1,220)	$83,450	$(11,741)
Interest expense	(222)	(178)	(103)	(400)	(483)
Interest income	128	15	14	143	32
Other income, net	79	504	616	583	1,123

Income (Loss) before income taxes	$60,400	$23,376	$(693)	$83,776	$(11,069)

Second Quarter 2022 Earnings Release

RPC, Inc. will hold a conference call today, July 27, 2022 at 9:00 a.m. ET to discuss the results for the quarter. Interested parties may listen in by accessing a live webcast in the investor relations section of RPC, Inc.’s website at rpc.net. The live conference call can also be accessed by calling (888) 440-5966 or (646) 960-0125 for international callers and use conference ID number 9842359. For those not able to attend the live conference call, a replay will be available in the investor relations section of RPC, Inc.’s website beginning approximately two hours after the call and for a period of 90 days.

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest, Appalachian and Rocky Mountain regions, and in selected international markets. RPC’s investor website can be found at rpc.net.

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including all statements that look forward in time or express management’s beliefs, expectations or hopes. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of RPC to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements, including (i) our belief that our second quarter financial results improved significantly as commodity prices and strong industry fundamentals encouraged our customers to increase their drilling and completion activities, (ii) our belief that these increased activities, coupled with an undersupply of oilfield equipment and crews, allowed us to improve our utilization and pricing and generate strong financial results, (iii) our belief that as we enter the third quarter, market dynamics remain strong and we expect continued demand for our services, (iv) our belief that our favorable view of the intermediate-term operating environment and high equipment utilization allows us to allocate capital to maintain the capacity of our pressure pumping fleet to offset anticipated fleet requirements, (v) our expectation that the refurbishment of an existing fleet will be activated in early 2023 and that a pressure pumping fleet will be delivered and paid for in the first half of 2023, and (vi) our confidence in our ability to generate strong cash flows . Such risks include changes in general global business and economic conditions, including the continued economic impact caused by the COVID-19 pandemic and fluctuations in prices of oil and natural gas; risks associated with collections of our accounts receivable from customers experiencing challenging business conditions; drilling activity and rig count; risks of reduced availability or increased costs of both labor and raw materials used in providing our services; the impact on our operations due to changes in regulatory and environmental laws; turmoil in the financial markets and the potential difficulty to fund our capital needs; the actions of OPEC+ and the status of the war in Ukraine, which could impact drilling activity; adverse weather conditions in oil and gas producing regions; competition in the oil and gas industry; an inability to implement price increases; risks of international operations; and reliance upon large customers. Additional discussion of factors that could cause the actual results to differ materially from management’s projections, forecasts, estimates and expectations is contained in RPC's Form 10-K for the year ended December 31, 2021.

Second Quarter 2022 Earnings Release

For information about RPC, Inc., please contact:

Michael L. Schmit, Chief Financial Officer

(404) 321-2140

irdept@rpc.net

Jim Landers, Vice President Corporate Services

(404) 321-2162

jlanders@rpc.net

Second Quarter 2022 Earnings Release

RPC INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)
	Three Months Ended			Six Months Ended
Periods ended, (Unaudited)	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
REVENUES	$375,507	$284,624	$188,757	$660,131	$371,367
COSTS AND EXPENSES:
Cost of revenues	260,917	208,837	145,789	469,754	292,012
Selling, general and administrative expenses	35,879	36,240	29,403	72,119	59,998
Depreciation and amortization	20,094	19,466	17,896	39,560	35,669
Gain on disposition of assets, net	(1,798)	(2,954)	(3,111)	(4,752)	(4,571)
Operating profit (loss)	60,415	23,035	(1,220)	83,450	(11,741)
Interest expense	(222)	(178)	(103)	(400)	(483)
Interest income	128	15	14	143	32
Other income, net	79	504	616	583	1,123
Income (loss) before income taxes	60,400	23,376	(693)	83,776	(11,069)
Income tax provision (benefit)	13,461	8,297	33	21,758	(681)
NET INCOME (LOSS)	$46,939	$15,079	$(726)	$62,018	$(10,388)

EARNINGS (LOSS) PER SHARE
Basic	$0.22	$0.07	$0.00	$0.29	$(0.05)
Diluted	$0.22	$0.07	$0.00	$0.29	$(0.05)

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	216,565	216,242	213,009	216,403	212,970
Diluted	216,565	216,242	213,009	216,403	212,970

Second Quarter 2022 Earnings Release

RPC INCORPORATED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
	(In thousands)
	JUNE 30, 2022	DECEMBER 31, 2021
	(Unaudited)
ASSETS
Cash and cash equivalents	$78,233	$82,433
Accounts receivable, net	357,582	258,635
Inventories	90,090	78,983
Income taxes receivable	45,477	58,504
Prepaid expenses	8,717	9,773
Assets held for sale	692	692
Other current assets	2,429	2,990
Total current assets	583,220	492,010
Property, plant and equipment, net	269,521	254,408
Operating lease right-of-use assets	22,970	24,572
Finance lease right-of-use assets	21,624	20,327
Goodwill	32,150	32,150
Other assets	35,594	40,898
Total assets	$965,079	$864,365

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$102,190	$74,404
Accrued payroll and related expenses	24,218	15,350
Accrued insurance expenses	5,599	10,129
Accrued state, local and other taxes	4,982	1,905
Income taxes payable	528	656
Pension liabilities	6,185	-
Current portion of operating lease liabilities	6,577	6,387
Current portion of finance lease liabilities	21,304	20,194
Other accrued expenses	1,650	1,824
Total current liabilities	173,233	130,849
Long-term accrued insurance expenses	9,930	11,770
Long-term pension liabilities and retirement plans	24,247	35,376
Long-term operating lease liabilities	17,804	19,719
Other long-term liabilities	7,540	7,111
Deferred income taxes	25,663	17,749
Total liabilities	258,417	222,574
Common stock	21,666	21,563
Capital in excess of par value	-	-
Retained earnings	705,133	640,936
Accumulated other comprehensive loss	(20,137)	(20,708)
Total stockholders' equity	706,662	641,791
Total liabilities and stockholders' equity	$965,079	$864,365

Second Quarter 2022 Earnings Release

Appendix A

RPC has used the non-GAAP financial measure of earnings before interest, taxes, depreciation and amortization (EBITDA) in today's earnings release, and anticipates using EBITDA in today's earnings conference call. EBITDA should not be considered in isolation or as a substitute for net income (loss) or other performance measures prepared in accordance with GAAP.

RPC uses EBITDA as a measure of operating performance because it allows us to compare performance consistently over various periods without regard to changes in our capital structure or non-recurring items. We are also required to use EBITDA to report compliance with financial covenants under our revolving credit facility.

A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Set forth below is a reconciliation of net income (loss) to EBITDA, the most comparable GAAP measure. This reconciliation also appears on RPC's investor website, which can be found on the Internet at rpc.net.

The Reconciliation of Net Income (Loss) to EBITDA is shown below:

	Three Months Ended			Six Months Ended
Periods ended, (Unaudited)	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
(In thousands)
Reconciliation of Net Income (Loss) to EBITDA
Net Income (Loss)	$46,939	$15,079	$(726)	$62,018	$(10,388)
Add:
Income tax provision (benefit)	13,461	8,297	33	21,758	(681)
Interest expense	222	178	103	400	483
Depreciation and amortization	20,094	19,466	17,896	39,560	35,669
Less:
Interest income	128	15	14	143	32
EBITDA	$80,588	$43,005	$17,292	$123,593	$25,051